Pricing Supplement Dated: April 4, 2011
(To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)	Rule 424(b)(2)
Pricing Supplement No. 24	File No. 333-150486

U.S. $653,650,000

JOHN DEERE CAPITAL CORPORATION

JDCC CORENOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed		Price to	Fixed Interest
Rate Note CUSIP	Price to	Purchasing	Rate per	Interest Payment	Interest Payment	Survivor’s	Stated
Number	Public (%)	Agent (%)	Annum(%)	Frequency	Dates	Option	Maturity Date
24424CBR1	100.000	99.000	3.250	SEMI-ANNUAL	October and April 15 of each year, beginning October 15, 2011	YES	April 15, 2016

Redemption Information: Non-Callable

Investing in these notes involves risks (see “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation	Trade Date: Friday, April 08, 2011 Settlement Date: Wednesday, April 13, 2011 Other Terms: None Purchasing Agent: Incapital LLC	John Deere Capital Corporation JDCC CoreNotesSM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting InterNotes.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus if you request it by emailing info@incapital.com.

Incapital LLC will serve as Purchasing Agent for the JDCC CoreNotes program established pursuant to the prospectus supplement dated February 26, 2009 to the prospectus dated May 7, 2008.
CoreNotesSM is a service mark of Merrill Lynch & Co., Inc.